UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2012

THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California	1-8145	94-2340464
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6035 Stoneridge Drive

Pleasanton, California 94588

(Address of principal executive offices including zip code)

(925) 847-8600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2012, Thoratec Corporation (the “Company”) issued a press release, which is filed herewith as Exhibit 99.1, announcing that effective October 10, 2012 it has appointed Taylor Harris as Vice President and Chief Financial Officer of the Company.  Mr. Harris, age 36, has been the Company’s Senior Director of Investor Relations & Business Development since 2010.  Prior to joining the Company, Mr. Harris worked at JPMorgan Chase & Co., where he was a Vice President in the Equity Research department, covering the medical device industry, from 2004 until 2010. From 1998 to 2004, Mr. Harris served in increasing levels of responsibility in JPMorgan’s Healthcare Investment Banking department.  Mr. Harris holds a B.A. in Physics and Economics from the University of North Carolina at Chapel Hill.

In connection with assuming the position of Vice President and Chief Financial Officer, the Board of Directors increased Mr. Harris’s annual base salary to $275,000 and awarded Mr. Harris Company restricted stock units with a market value of $165,000 on the date of grant and a grant of options to purchase the Company’s common stock with an estimated target value of $110,000.  Both such equity grants vest in equal 25% increments on each of the first four anniversaries of the grant date. Mr. Harris will also be eligible to receive an annual incentive bonus with a target payout equal to fifty percent (50%) of his base salary based on the achievement of individual and corporate objectives.  In accordance with the Company’s custom for executive officers, effective October 10, 2012 the Company entered into an indemnification agreement with Mr. Harris in substantially the same form entered into with the Company’s other executive officers.

In accordance with the Company’s customary practice for executive officers, effective October 10, 2012 the Company entered into a separation benefits agreement with Mr. Harris. Consistent with the Company’s long-standing severance policy for executive officers, the separation benefits agreement provides for standard severance benefits upon a termination of Mr. Harris’s employment with the Company without cause, not in connection with a change in control, of one times base salary, plus an additional payment for COBRA continuation coverage up to twelve months. In the event of a change in control of the Company, and if Mr. Harris is terminated without cause or resigns for good reason, he will receive enhanced severance benefits of two times the sum of base salary and the greatest of his actual or target bonus for the year prior to termination or his target bonus for the year of termination.

Concurrent with the appointment of Mr. Harris as Vice President and Chief Financial Officer, Roxanne Oulman has ceased to be the Company’s interim Chief Financial Officer.  Ms. Oulman was appointed interim Chief Financial Officer effective June 10, 2011.  Ms. Oulman will remain the Company’s Vice President of Finance. Effective October 10, 2012, the Company entered into a transition and separation agreement with Ms. Oulman, providing that if Ms. Oulman stays in her current role with the Company until March 21, 2013, at such time she will be entitled to a payment of $241,123.58 which corresponds to her current annual base salary, and the accelerated vesting of 6,000 restricted stock units granted to her by the Company in connection with her assumption of the position of interim Chief Financial Officer.  The transition and separation agreement also provides that for the purpose of calculating Ms. Oulman’s incentive bonus for fiscal year 2012, the personal objectives component of the bonus, which represents a target of 20% of the total target bonus achievement, shall be deemed to be achieved at the rate of 90%.

The foregoing descriptions of Mr. Harris’s separation benefits agreement and Ms. Oulman’s transition and separation agreement are only summaries of the material terms and are qualified in their entirety by reference to the agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press release dated October 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of October 11, 2012

THORATEC CORPORATION

	By:	/s/ Gerhard F. Burbach

Gerhard F. Burbach
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 11, 2012.